Exhibit 18

EXECUTION VERSION

AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) to the Registration Rights Agreement dated as of April 23, 2008 (the “Registration Rights Agreement”) by and among Synutra International, Inc., a Delaware corporation (the “Company”), Beams Power Investment Limited, a company with limited liability registered under the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands (the “Issuer”), and Warburg Pincus Private Equity IX, L.P. (including its successors, permitted assigns and transferees, the “Buyer”), is made and entered into as of August 10, 2011 by and among each of the undersigned parties hereto.

WHEREAS, pursuant to that certain Note Purchase Agreement, dated as of April 23, 2008, by and between the Issuer and the Buyer (the “Purchase Agreement”), the Buyer purchased from the Issuer, and the Issuer sold to the Buyer, that certain Senior Exchangeable Note with an issuance date of April 23, 2008 issued by the Issuer to the Buyer in the aggregate principal amount of $30,000,000 and with a maturity date of April 23, 2011 (the “Note”);

WHEREAS, the Issuer defaulted under the Note and such default is continuing as of the date hereof;

WHEREAS, the Buyer has agreed to extend the maturity date of the Note to November 23, 2011, pursuant to a Restated Senior Exchangeable Note (the “Restated Note”), in consideration for, among other things, the Issuer and the Company executing and delivering this Amendment; and

WHEREAS, in connection with the restatement of the Note as the Restated Note, the parties desire to amend the Registration Rights Agreement as set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.  Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meaning ascribed thereto under the Registration Rights Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Registration Rights Agreement shall, upon effectiveness of this Amendment, refer to the Registration Rights Agreement as amended hereby.

SECTION 2.  The definition of the term “Note” as defined in Section 1 of the Registration Rights Agreement is hereby amended and restated in its entirety as follows:

“ “Note” means that certain Restated Senior Exchangeable Note, with an issuance date of August 10, 2011, issued by the Issuer to the Buyer (or any successor, permitted assignee or transferee thereof), as such note may be amended, supplemented, restated or otherwise modified from time to time.”

SECTION 3.  Section 4(a) of the Registration Rights Agreement is hereby amended and restated in its entirety as follows:

“(a)                          use commercially reasonable efforts to cause such Registration Statement to become effective and to remain continuously effective for a period that will terminate upon the earlier of (i) the date on which all Registrable Securities have been sold pursuant to the Registration Statement, as amended from time to time, (ii) the date on which all Registrable Securities covered by such Registration Statement have been sold pursuant to Rule 144, (iii) if the Note has been cancelled in accordance with Section 20 thereof, the date that all Registrable Securities held of record by the Buyers have been sold pursuant to the Registration Statement, as amended from time to time, or pursuant to Rule 144, or (iv) April 23, 2016 (the “Effectiveness Period”) and advise the Buyers in writing when the Effectiveness Period has expired;”

SECTION 4.  Section 7(k) of the Registration Rights Agreement is hereby amended and restated in its entirety as follows:

“(k)                          Entire Agreement. This Agreement, together with the other Transaction Documents (as defined in the Note), including the schedules thereto, is intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein. This Agreement, together with the other Transaction Documents (as defined in the Note), including the schedules thereto, supersedes all prior agreements and understandings between the Parties with respect to such subject matter.”

SECTION 5. All other terms of the Registration Rights Agreement shall remain in full force and effect in accordance with their respective terms.

SECTION 6. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof.  The Company hereby appoints CT Corporation System, with offices at 111 Eighth Avenue, New York, NY 10011, as its agent for service of process in New York. The Issuer hereby appoints CT Corporation System, with offices located at 111 Eighth Avenue, New York, NY 10011, as its agent for service of process in New York. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AMENDMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

SECTION 7.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Amendment may also be executed via facsimile, which shall be deemed an original.

SECTION 8.  This Amendment shall become effective as of the date hereof.

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IN WITNESS WHEREOF, the Company, the Issuer and the Buyer have executed this Amendment as of the date set forth above.

COMPANY:

SYNUTRA INTERNATIONAL, INC.

By:	/s/ Weiguo Zhang
Name: Weiguo Zhang
Title: President

ISSUER:

BEAMS POWER INVESTMENT LIMITED

By:	/s/ Xiuqing Meng
Name: Xiuqing Meng
Title: Director

BUYER:

WARBURG PINCUS PRIVATE EQUITY IX, L.P.

By: Warburg Pincus IX LLC, its general partner

By: Warburg Pincus Partners, LLC, its sole member

By: Warburg Pincus & Co., its managing member

By:	/s/ Timothy J. Curt
Name: Timothy J. Curt
Title: Partner

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT]